EXHIBIT 99.1

Puradyn Announces 3rd Quarter Unaudited Financial Results

Boynton Beach, FL – November 14, 2013 - Puradyn Filter Technologies Incorporated (OTCQB: PFTI), the global bypass oil filtration system manufacturer, today reported unaudited results of operations for the third fiscal quarter ended September 30, 2013.

Net sales for the three months ended September 30, 2013, increased $91,551, or 19%, from $472,743 for the three months ended September 30, 2012 to $564,294 for the three months ended September 30, 2013.  Net sales year-to-date for the nine-month period decreased by 14% or $289,172; from approximately $2.03 million in 2012 to approximately $1.74 million in 2013.

Gross profit, as a percentage of net sales, increased from 17% in the three months ended September 30, 2012 to 32% in the three months ended September 30, 2013.  Gross profit, as a percentage of net sales, decreased by 1%, from 27% in the nine months ended September 30, 2012, to 26% in the nine months ended September 30, 2013. The increase in cost of goods sold, which results in a lower gross profit, is primarily attributable to the reserve for slow moving inventory of $42,702 recorded during the nine months ended September 30, 2013 and the increased allocation of manufacturing overhead due to lower than expected sales, which was offset by lower costs for some materials, as we changed suppliers and reduced charges for scrap materials.

The Company reported a net loss of approximately $235,000 or ($0.00) per share, basic and diluted, for the quarter ended September 30 2013, compared to a net loss of approximately $1.12 million or ($0.02) per share, basic and diluted, for the quarter ended September 30 2012; and a net loss of approximately $1.13 million or ($0.02) per share, basic and diluted for the nine months ended September 30, 2013, compared to a net loss $1.63 million or ($0.03) per share, basic and diluted for the nine months ended September 30, 2012.  Basic and diluted weighted average shares used in the calculation for the three-months ended 2013 and 2012 were 48,538,577, and 47,282,631, respectively.

Kevin G. Kroger, President and COO, said, “Our 2013 third quarter sales are a welcome improvement over the third quarter of 2012.  However, while 2013 year-to-date has been disappointing, a stronger flow of orders in October is encouraging.”

For further discussion relevant to the Company’s financial status, you can request a copy of the Company’s quarterly report on Form 10-Q at (561) 547-9499, or go to the Investor Relations section of the Company’s website at www.puradyn.com.   A copy is also available at the SEC website, www.sec.gov.

About Puradyn Filter Technologies Incorporated

Puradyn (OTCBB: PFTI) designs, manufactures and markets the puraDYN® Oil Filtration System, the most effective bypass oil filtration product on the market today.  It continuously cleans lubricating oil and maintains oil viscosity to safely and significantly extend oil change intervals and engine life.   Effective for internal combustion engines, transmissions and hydraulic applications, the Company's patented and proprietary system is a cost-effective and energy-conscious solution.  puraDYN® equipment was selected as the manufacturer used by the US Department of Energy in a three-year evaluation to research and analyze the performance, benefits and cost analysis of bypass oil filtration technology.

STATEMENTS IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL DATA ARE FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES OR OTHER FACTORS NOT UNDER THE COMPANY’S CONTROL, INCLUDING BUT NOT LIMITED TO THE POSSIBLE INABILITY TO RAISE CAPITAL FUNDS, LACK OF PROTECTION FROM INTELLECTUAL PROPERTY, VULNERABILITY BECAUSE OF MANUFACTURING A LIMITED NUMBER OF PRODUCTS, DEPENDENCE ON DISTRIBUTORS, ORDERS PREVIOUSLY STATED IN THIS PRESS RELEASE MAY NOT MATERIALIZE, AND THE POSSIBILITY THAT THE PRODUCTS DO NOT MEET CUSTOMERS’ NEEDS, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS.  THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DETAILED IN THE COMPANY’S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Puradyn Filter Technologies Incorporated

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012

Net sales	$564,294	$472,743	$1,739,172	$2,028,344
Cost of products sold	383,291	394,167	1,292,854	1,480,913
Gross profit	181,003	78,576	446,318	547,431

Costs and expenses:
Salaries and wages	263,680	270,835	817,819	822,114
Selling and administrative	232,539	271,967	740,724	758,995
	496,219	542,802	1,558,543	1.581,109

Loss from operations	(315,216)	(464,226)	(1,112,225)	(1,033,678)

Other income (expense):
Realized Gain on Foreign Currency Translation Adjustment	—	—	—	146,255
Loss on notes receivable	—	(611,250)	—	(611,250)
Other income	136,273	—	146,273	—

Interest expense	(55,918)	(45,234)	(159,810)	(127,136)

Total other expense, net	80,355	(656,484)	(13,537)	(592,131)

Loss before income taxes	(234,861)	(1,120,710)	(1,125,762)	(1,625,809)

Income tax expense	—	—	—	—

Net loss	$(234,861)	$(1,120,710)	$(1,125,762)	$(1,625,809)

Basic and diluted loss per common share	$(0.00)	$(0.02)	$(0.02)	$(0.03)

Weighted average common shares outstanding (basic and diluted)	48,538,577	47,282,631	48,294,241	47,174,355

See accompanying notes to condensed consolidated unaudited financial statements included in the Company’s 10-Q

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CONTACT:

Kathryn Morris Director Corporate Communications (T) 561 547 9499, x 226 investor-relations@puradyn.com http://www.puradyn.com